UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14C

(Rule 14c-101)

Schedule 14C Information

Information Statement pursuant to Section 14(c) of the

Securities Exchange Act of 1934 (Amendment No. )

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[ ]	Preliminary information statement.
[ ]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).
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The RBB Fund, Inc.

(Name of Registrant as Specified in Its Charter)

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INFORMATION STATEMENT

ADARA SMALLER COMPANIES FUND

(AN INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

June 26, 2026

Dear Shareholder:

This letter is being provided to shareholders of the Adara Smaller Companies Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to notify shareholders of a new sub-advisory agreement for the Fund with an existing sub-adviser.

Altair Advisers LLC (“Altair” or the “Adviser”) and the Company are required to furnish shareholders with information about new sub-advisory agreements. This notification is a condition of an exemptive order that Altair and the Company received from the Securities and Exchange Commission permitting Altair, as the Fund’s investment adviser, to hire new sub-advisers or make changes to existing sub-advisory agreements with the approval of the Company’s board of directors, but without obtaining approval of the Fund’s shareholders.

The enclosed “Information Statement” provides information relating to the approval of a new sub-advisory agreement with an existing sub-adviser of the Fund due to changes in ownership of the sub-adviser. The approval of the new sub-advisory agreement as described in the Information Statement does not require shareholder approval.

Please take a few minutes to review the attached materials. Thank you for your investment in the Fund.

Best regards,

Steven Plump

President

The RBB Fund, Inc., on behalf of the Adara Smaller Companies Fund

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF INFORMATION STATEMENT

The Information Statement is available at https://funddocs.filepoint.com/altair/

ADARA SMALLER COMPANIES FUND

(AN INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

INFORMATION STATEMENT

June 26, 2026

This Information Statement is being provided to the shareholders of the Adara Smaller Companies Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to provide information regarding a new sub-advisory agreement among Altair Advisers LLC (“Altair” or the “Adviser”), Pacific Ridge Capital Partners LLC (“Pacific Ridge”) and the Company, on behalf of the Fund. This Information Statement will be available at https://funddocs.filepoint.com/altair/ until September 30, 2026. A paper or email copy of this Information Statement may be obtained, without charge, upon request addressed to: Adara Smaller Companies Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 219252, Kansas City, Missouri 64121-9252 or by calling 1-844-261-6482.

THIS INFORMATION STATEMENT DOES NOT RELATE TO A MEETING OF THE FUND’S SHAREHOLDERS OR TO ANY ACTION BY SHAREHOLDERS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background

The Company is an open-end management investment company organized as a corporation under the laws of the State of Maryland. The Company currently consists of 105 separate portfolio series, including the Fund.

The Fund seeks capital appreciation. The Fund seeks to achieve its investment objective by investing, under normal circumstances, at least 80% of its net assets (including borrowing for investment purposes) in equity securities of small or micro-cap companies. The Fund utilizes a “multi-manager” approach whereby the Fund's assets are allocated to one or more sub-advisers (“Sub-Advisers”) in percentages determined at the discretion of the Adviser.

In addition to Pacific Ridge, the Fund’s Sub-Advisers consist of the following: Aperio Group, LLC, Driehaus Capital Management LLC, Pier Capital LLC, and River Road Asset Management, LLC.

The Sub-Advisers implement a number of different investment strategies and styles within the small and micro-cap universe. The Sub-Advisers implement one or more of the following investment strategies: (i) Small or Micro-Cap Growth; (ii) Small or Micro-Cap Value; (iii); Small or Micro-Cap Core; and (iv) Tax Loss Harvesting.

The Adviser and the Company have entered into sub-advisory agreements with each Sub-Adviser to manage the investment and reinvestment of such portions of the assets of the Fund as the Adviser may from time to time allocate to such Sub-Adviser for management.

For their services, each Sub-Adviser is entitled to receive a fee based upon a percentage of the Fund’s average daily net assets, which will be paid by the Fund and not by the Adviser. The Adviser selects Sub-Advisers based upon the Sub-Adviser’s skills in managing assets pursuant to particular investment styles and strategies. The Adviser monitors existing Sub-Advisers based on their investment styles, strategies, and results in managing assets for specific asset classes. Each Sub-Adviser has discretion to select portfolio securities for its portion of the Fund’s assets, but must select those securities according to the Fund's investment objectives and restrictions. The Fund is not required to invest with any minimum number of Sub-Advisers, and does not have minimum or maximum limitations with respect to allocations of assets to any Sub-Adviser. The Adviser may change the allocation of the Fund’s assets among the available Sub-Advisers, and may add or remove Sub-Advisers, at any time, which may change the sub-advisory fees payable by the Fund. However, in no event will the total sub-advisory fees exceed the annual rate of 1.00% of the Fund’s average daily net assets.

The Fund has registered one class of shares and the Fund is currently only available to clients of the Adviser and to other investors at the Fund's discretion. The Adviser does not receive a separate management fee from the Fund. However, pursuant to the Fund’s investment advisory agreement with the Adviser, the Adviser is entitled to receive reimbursement for out-of-pocket expenses it incurs in connection with its compliance monitoring of Fund trading, up to 0.01% of the Fund’s average daily net assets.

Pacific Ridge Capital Partners LLC and the Pacific Ridge Agreement

At a special meeting of the Board of Directors of the Company (the “Board”) held on April 14, 2026, the directors, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) voting separately, approved a new interim sub-advisory agreement among the Adviser, Pacific Ridge and the Company, on behalf of the Fund (the “Interim Agreement”) pursuant to Rule 15a-4 under the 1940 Act. Rule 15a-4 permits the board of an investment company to approve an interim advisory agreement in order to ensure that uninterrupted advisory services are provided to the investment company on an interim basis following a change of control of an adviser. The effective date of the Interim Agreement was April 14, 2026. Subsequently, at a regular meeting of the Board held on May 12-13, 2026 (the “Meeting”), the directors, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the 1940 Act), voting separately, approved a new sub-advisory agreement among the Adviser, Pacific Ridge and the Company, on behalf of the Fund (the “Pacific Ridge Agreement”).

A change of control of Pacific Ridge necessitated the Board’s approval of the Interim Agreement and the Pacific Ridge Agreement. Effective April 2, 2026, an internal reallocation of ownership interests among the owners of Pacific Ridge for succession planning purposes resulted in the ownership interest held by Mark D. Cooper, formerly a control person of Pacific Ridge, being reduced to a non-controlling interest, while the ownership interest of Dominic Marshall, another existing owner of Pacific Ridge, increased from a non-controlling position to a controlling interest. No new owners were introduced as part of the transaction, and the overall ownership group remained unchanged. This transaction therefore resulted in a change of control of Pacific Ridge, which in turn constituted an assignment (within the meaning of the 1940 Act) – and therefore automatic termination – of the existing sub-advisory agreement among the Adviser, Pacific Ridge and the Company with respect to the Fund.

The terms of the Pacific Ridge Agreement are identical to the terms of the prior sub-advisory agreement with respect to services provided by Pacific Ridge. In addition, the sub-advisory fees payable to Pacific Ridge under the Pacific Ridge Agreement are identical to the fees payable under the prior sub-advisory agreement.

The Board's approval of the Pacific Ridge Agreement was necessary for Pacific Ridge to continue to serve as a Sub-Adviser responsible for managing a portion of the Fund’s assets. The change of control is not expected to have any material impact on Pacific Ridge’s investment philosophy or management approach or on how Pacific Ridge manages its portion of the Fund’s assets. Since the Fund’s inception, Pacific Ridge has been a Sub-Adviser to the Fund pursuant to a sub-advisory agreement among the Adviser, Pacific Ridge and the Company, on behalf of the Fund.

The Pacific Ridge Agreement provides that Pacific Ridge will have full power and authority to supervise and direct the investment of its allocated portion of the Fund’s assets on a discretionary basis in accordance with (i) the Fund’s investment objectives, policies and restrictions set forth in the Fund’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures established by the Adviser, the Company’s Chief Compliance Officer or the Company’s Board that has been furnished in writing by the Adviser to Pacific Ridge, (ii) the written instructions and directions received from the Adviser or the Fund; and (iii) the requirements of the 1940 Act, the Investment Advisers Act of 1940, the Internal Revenue Code of 1986 and all other applicable federal and state laws governing the performance of Pacific Ridge’s duties under the Pacific Ridge Agreement, all as may be in effect from time to time. Pacific Ridge may purchase, sell and otherwise deal with its allocated portion of the Fund’s assets (including exercising all voting rights, granting or withholding consent or taking other actions with respect to the assets), in the name and on behalf of the Fund in a manner consistent with the provisions of the Pacific Ridge Agreement.

The Pacific Ridge Agreement provides that Pacific Ridge is authorized to place orders for the execution of securities transactions on behalf of the Fund with or through such broker-dealers as it may reasonably select, subject to its duty to obtain “the combination of best net price and execution” under the circumstances. In selecting brokers or dealers to execute transactions on behalf of the Fund, Pacific Ridge will make its selection based on its expectation of the most advantageous combination of execution, service and price under the circumstances, taking into consideration all relevant factors, including but not limited to price, execution capabilities, reputation, infrastructure, reliability, financial resources, quality of research products or services, and other value-added services. Pacific Ridge may pay a broker or dealer a commission in excess of the commission another broker or dealer may have charged, provided Pacific Ridge has determined in good faith that such commission is reasonable in relation to the value of the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)) provided to the Fund and other accounts over which Pacific Ridge exercises investment discretion. Pacific Ridge may utilize a broker or dealer that is an affiliate to the extent permitted by the 1940 Act. If the Fund or its assets are a “plan” or an “employee benefit plan” under the Employee Retirement Income Security Act of 1974, Pacific Ridge will comply in all material respects with the requirements of PTE 86-128. Nothing in the Pacific Ridge Agreement will preclude Pacific Ridge from combining orders for the sale or purchase of securities for the Fund with orders for other accounts managed by Pacific Ridge, provided that such action is consistent with Pacific Ridge’s fiduciary obligations to the Fund.

The Pacific Ridge Agreement provides that it will continue in effect for an initial term ending August 16, 2027, and from year to year thereafter so long as such continuance is specifically approved on an individual basis at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Company who are not interested persons of the Company, the Adviser or Pacific Ridge, cast in person at a meeting called for the purpose of voting on such approval. The Pacific Ridge Agreement may at any time be terminated on 60 days’ written notice to Pacific Ridge either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund. The Pacific Ridge Agreement will automatically terminate in the event of its assignment or upon the termination of the Adviser’s Investment Advisory Agreement with the Company, on behalf of the Fund. The Pacific Ridge Agreement may be terminated by Pacific Ridge on 60 days’ written notice to the Adviser and the Company, or by the Adviser immediately upon notice to Pacific Ridge.

Pursuant to the Pacific Ridge Agreement, Pacific Ridge shall not be liable to the Adviser for the acts or omissions of any other fiduciary or other person acting on behalf of the Fund, or for anything done or omitted to be done by Pacific Ridge under the terms of the Pacific Ridge Agreement if Pacific Ridge acted in good faith and exercised reasonable care. Nothing in the Pacific Ridge Agreement will constitute a waiver or limitation of any rights which may not be so limited or waived in accordance with applicable law. Pacific Ridge shall not be deemed to have breached the Pacific Ridge Agreement in connection with fluctuations arising from market movements and any other events outside the control of Pacific Ridge.

The Pacific Ridge Agreement provides that Pacific Ridge will reimburse, indemnify and hold harmless the Adviser and its officers, directors, employees and agents for any and all damages caused by or arising, directly or indirectly, out of (i) the gross negligence or willful misconduct of Pacific Ridge, or Pacific Ridge’s material breach of fiduciary duty to the Fund, in the performance of its duties under the Pacific Ridge Agreement, or (ii) the material breach of the Pacific Ridge Agreement by Pacific Ridge.

The Pacific Ridge Agreements provide that the Adviser will reimburse, indemnify and hold harmless Pacific Ridge and its respective affiliates, officers, directors, employees, and agents for any and all damages caused by or arising, directly or indirectly out of (i) the gross negligence or willful misconduct of the Adviser, or the Adviser’s material breach of fiduciary duty to the Fund, in the performance of its duties under the Pacific Ridge Agreement; (ii) the material breach of the Pacific Ridge Agreement by the Adviser; or (iii) actions of Pacific Ridge authorized by the direction of the Adviser.

Information About Pacific Ridge. Pacific Ridge is an SEC-registered investment adviser with its principal place of business located in Lake Oswego, Oregon. Pacific Ridge Capital Partners, LLC began conducting business in 2010, and has served as a Sub-Adviser to the Fund since its inception. As of February 28, 2026, Pacific Ridge had approximately $494.6 million in assets under management. Pacific Ridge Holdings, LLC, a Nevada limited liability company, controls 25% or more of the voting interest in Pacific Ridge.

Portfolio Manager

Dominic R. Marshall, CFA (Manager, President and Chief Investment Officer) – Mr. Marshall has been a co-Senior Portfolio Manager with Pacific Ridge since its founding in 2010 and began his investment industry experience in 1993. Prior to Pacific Ridge, Mr. Marshall was president and senior portfolio manager at Scott Creek Capital Management from 2006 to 2009. Prior to that, he served as a portfolio manager for the Benson Value Team at Wells Capital Management from 2003 to 2006 and a portfolio manager at Benson Associates from 1998 to 2003. He was also an equity analyst at The Red Chip Review and research associate at CTC Consulting. Mr. Marshall earned a bachelor’s degree in Business Administration from the University of Washington in 1993 and a master’s degree in Finance from the Mendoza College of Business at the University of Notre Dame in 1998.

Principal Executive Officers and Directors. Set forth below is a list of each executive officer and director of Pacific Ridge indicating position(s) held with Pacific Ridge. The address of each individual is c/o Pacific Ridge at the address noted above.

Name	Position(s) Held with Pacific Ridge
Dominic Marshall	Manager, President, Chief Investment Officer
Peter Trumbo	Manager, Chief Compliance Officer
Mark Cooper	Chairman of the Board of Managers

Other Advisory Clients. Pacific Ridge also acts as investment sub-adviser to the other registered investment company listed below, which has a similar investment objective as the Fund. The table below sets forth certain information with respect to these companies.

Name of Fund	Net Assets of Fund	Annual Rate of Sub-Advisory Fees	Net Expense Limits
Acuitas Small Cap Active ETF	$17.5 million (approximate portion of AUM managed using Pacific Ridge’s model as of June 24, 2026)	Confidential	None

Board’s Considerations in Approving the Pacific Ridge Agreement

The Board, including a majority of those directors who are not "interested persons" of the Company (as such term is defined in the 1940 Act), approved the Pacific Ridge Agreement at the Meeting on May 12-13, 2026.

In considering the Pacific Ridge Agreement, the Board took into account all materials provided prior to and during the Meeting and at other meetings throughout the past year, including at the meeting on April 14, 2026 at which the Interim Agreement was considered and approved, the presentations made during the Meeting, and the discussions held during the Meeting. The directors reviewed these materials with management of Altair and discussed the Pacific Ridge Agreement with counsel in executive sessions at which no representatives of Altair or Pacific Ridge were present. The directors considered whether approval of the Pacific Ridge Agreement would be in the best interests of the Fund and its shareholders, and the overall fairness of the Pacific Ridge Agreement. The directors noted their familiarity with Pacific Ridge given Pacific Ridge’s historical service as a Sub-Adviser to the Fund and discussed the extent to which shareholders were likely to benefit from the continuity of portfolio management offered under the Pacific Ridge Agreement.

Among other things, the Board considered (i) the nature, extent, and quality of services provided to the Fund by Pacific Ridge; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) Pacific Ridge’s investment philosophies and processes; (iv) Pacific Ridge’s assets under management and client descriptions; (v) Pacific Ridge’s trade execution and trade allocation policies; (vi) Pacific Ridge’s advisory fee arrangements and other similarly managed accounts, as applicable; (vii) Pacific Ridge’s compliance procedures; (viii) Pacific Ridge’s financial information, including the anticipated effect, if any, of the change of control on the operations of Pacific Ridge; (ix) the extent to which economies of scale are relevant to the Fund; and (x) a report prepared by Fuse Research Network, LLC comparing the Fund’s management fees and total expense ratios to a group of mutual funds deemed comparable to the Fund based primarily on investment strategy similarity (“Peer Group”) and comparing the performance of the Fund to the performance of its Peer Group and its benchmark for the year ended December 31, 2025. The Board also considered the fees payable to Pacific Ridge under the proposed Pacific Ridge Agreement and the services to be provided by Pacific Ridge.

After reviewing the information regarding Pacific Ridge’s costs, profitability and economies of scale, and after considering the services to be provided by Pacific Ridge, the Board concluded that the sub-advisory fees to be paid by the Fund to Pacific Ridge were fair and reasonable, that the Pacific Ridge Agreement was in the best interests of the Fund and its shareholders and did not involve a conflict of interest from which Altair would derive an inappropriate advantage, and that the Pacific Ridge Agreement should be approved for an initial period ending August 16, 2027.

Additional Information

Advisory and Sub-Advisory Fees. For the fiscal years ended August 31, 2025, 2024 and 2023, the Fund did not pay the Advisor any advisory fees. For the fiscal years ended August 31, 2025, 2024 and 2023, the Fund paid the Sub-Advisers aggregate sub-advisory fees in the following amounts:

	Management Fees Paid to Sub-Advisers (as a percentage of the Fund’s net assets)	Management Fees Paid to Sub-Advisers (in dollars)
For the fiscal year ended August 31, 2025	0.69%	$4,395,877
For the fiscal year ended August 31, 2024	0.69%	$3,593,122
For the fiscal year ended August 31, 2023	0.69%	$3,097,525

As of May 31, 2026 (the “Record Date”) the Company’s directors and officers as a group owned beneficially less than 1% of the outstanding shares of the Fund. For the fiscal year ended August 31, 2025, the Fund made no brokerage commission payments to affiliated persons.

Information about the Adviser and the Advisory Agreements. Altair is a Delaware limited liability company formed in June 2002. Altair serves as the investment adviser to the Fund. The Adviser's principal place of business is located at 303 West Madison Street, Suite 600, Chicago, Illinois, 60606. PHRM Investments LLC holds a controlling interest in the Adviser. As of September 30, 2025, the Adviser had $9.9 billion in assets under management. The Adviser is registered as an Investment Adviser with the SEC.

The list below shows each executive officer and manager of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o the Adviser at the address noted above.

Name	Position(s) Held with Altair Advisers LLC
Timothy G. French	Managing Director and Chief Client Officer
Rebekah L. Kohmescher	Chief Executive Officer and Chief Compliance Officer
Jason M. Laurie	Managing Director and Chief Investment Officer
David J. Lin	Managing Director and Head of Research and Due Diligence
Bryan R. Malis	Managing Director
Rachael Halstuk Mangoubi	Managing Director
Michael J. Murray	Managing Director
Donald J. Sorota	Managing Director
Alison L. Diliberto	Managing Director
Anna E. Nichols	Managing Director
Claire Browne	Director of Compliance
Steven B. Weinstein	Chairman

The Adviser does not receive a separate management fee from the Fund. However, pursuant to the Fund’s investment advisory agreement with the Adviser (the “Altair Advisory Agreement”), the Adviser is entitled to receive reimbursement for out-of-pocket expenses it incurs in connection with its compliance monitoring of Fund trading, up to 0.01% of the Fund’s average daily net assets. The Adviser will continue to manage, supervise and conduct the affairs and business of the Fund and matters incidental thereto. The Altair Advisory Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment. The Altair Advisory Agreement may be terminated, without the payment of penalty, on 60 days’ written notice by the Adviser or by the Company (by vote of a majority of the outstanding voting securities of the Fund or by vote of the Board). The Altair Advisory Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of non-interested directors, or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund.

Information About Distributor and Administrator. U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services, 615 East Michigan Street, Milwaukee, Wisconsin, 53202, serves as the Fund’s administrator and Quasar Distributors, LLC, 190 Middle Street, Suite 301, Portland, Maine 04101, serves as the Fund’s principal underwriter.

Shareholder Reports. The Fund will furnish, without charge, copies of its August 31, 2025 annual report and February 28, 2026 semi-annual report to any shareholder upon request addressed to: Adara Smaller Companies Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 219252, Kansas City, Missouri 64121-9252. The Fund’s annual and semi-annual reports may also be obtained, without charge, by calling 1-844-261-6482.

Share Ownership Information. This Information Statement is being provided to shareholders of record of the Fund as of the Record Date specified above. On such date, the Fund had 37,208,811.176 Shares outstanding.

As of the Record Date, to the Company’s knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding shares of the Fund as indicated below:

Name of Fund	Shareholder Name and Address	Number of Shares Owned	Percentage of Shares Owned
Adara Smaller Companies Fund	Pershing LLC 1 Pershing Plaza FL 14 Jersey City, NJ 07399-0002	33,875,719.203	91.04%
Adara Smaller Companies Fund	BNY Mellon NA P.O. Box 534005 Pittsburgh, PA 15253-4005	1,942,527.502	5.22%

Procedures for Shareholder Communications with the Board. The Board will receive and review written correspondence from shareholders. Shareholders may address correspondence to individual directors or to the full Board at the Company’s principal business address. The Board or an individual director will respond to shareholder correspondence in a manner that the Board or director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual directors or the Board. Copies of all such correspondence are forwarded promptly to an individual director or the Board, as applicable. The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual director or the Board, and communicates such response to the Board or director to whom the correspondence was addressed.

Shareholder Proposals. The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law. Under the Company’s By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more directors. Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting. The timely submission of a proposal does not guarantee its consideration at the meeting.

Householding Information. If possible, depending on shareholder registration and address information, and unless you have otherwise opted out, only one copy of this Information Statement will be sent to shareholders at the same address. If you would like to receive a separate copy of this Information Statement, please call toll-free at 1-844-261-6482 or write to the Fund: Adara Smaller Companies Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 219252, Kansas City, Missouri 64121-9252. If you currently receive multiple copies of Information Statements or shareholder reports and would like to request to receive a single copy of documents in the future, please call the toll-free number or write to the address above.